Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2019 third quarter earnings call. My name is Mike Hays, the Company’s CEO and joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, Kevin, and again, welcome everyone.

The highlight of the third quarter was clearly our accelerating sales momentum which actually set a net new sales record of $10 million comprised of a number of referenceable wins including one, if not the largest, client of PRC. Now in the early days of the fourth quarter, one, if not the, most prestigious client of Press Ganey, has switched to NRC Health.

I will add some additional comments after Kevin shares with us the details of our financial performance in the quarter, Kevin

Kevin

Thank you, Mike.

Total contract value at the end of the third quarter 2019 ended at $140.5 million, representing 11% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 27% of our client base at the end of the third quarter of 2019, up from 24% at the same time last year. Total contract value for our digital Voice of the Customer platform solutions increased to $93.0 million, compared to $69.8 million at the end of the third quarter of 2018.

Third quarter 2019 revenue was $32.5 million, an increase of 8% over the third quarter 2018. Third quarter revenue for our digital Voice of the Customer platform solutions increased to 64% of total revenue compared to 51% of total revenue in the third quarter of 2018.

Consolidated operating income for the third quarter 2019 was $10.2 million or 31% of revenue, compared to $9.2 million also 31% of revenue for the same period last year.

Total operating expenses of $22.2 million for the quarter increased by 7% in comparison to the prior year.

Direct expenses increased by 3% to $12.1 million for the third quarter 2019, compared to $11.8 million for the same period in 2018. Direct expenses as a percent of revenue were 37% in the third quarter 2019 compared to 39% in 2018.

Direct expenses increased due to growth in fixed costs partially offset by a decrease in variable expenses. Fixed expenses increased primarily as a result of higher salary and benefit costs in the customer service and information technology areas partially offset by lower variable costs due in large part to the continued shift in our revenue mix from legacy solutions to Voice of the Customer platform revenue. Variable direct expenses as a percentage of revenue decreased to 17% for the third quarter of 2019 compared to 20% in the third quarter of 2018.

Selling, general and administrative expenses increased to $8.7 million for the third quarter 2019, compared to $7.7 million for the same period in 2018. SG&A expenses were 27% of revenue for the third quarter in 2019 compared to 26% of revenue for the third quarter in 2018.

Selling, general and administrative expenses increased in 2019 due to increased salary and benefit costs, legal and accounting expenses, software license and platform hosting expense, and marketing program expenses. These were partially offset by lower contracted services.

Depreciation and amortization expense was $1.4 million for the third quarter of both 2019 and 2018.

Other income and expense changed from $783,000 of net other expense in the third of quarter of 2018 to $410,000 in the third quarter of 2019. This decrease in other expense was primarily due to revaluation on intercompany transactions due to changes in the foreign exchange rate.

The Company’s income tax expense was $1.7 million for the third quarter 2019 compared to $1.4 million in 2018. The effective tax rate was 17% for the third quarter in both 2019 and 2018.

Net income for the third quarter was $8.1 million in 2019, compared to $7.0 million in 2018.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

Our Total Contract Value, a key indicator of future revenue, provided you visibility to double-digit growth in the quarter after having been diluted by divesting and de-emphasizing a number non-core of offerings.

NRC product focus is now all about Voice of the Customer platform, our well-established revenue growth engine with year-to-date revenue growth of 35% in 2019 over 2018

Continuing this growth is a combination of executing against three levers that are working well. First, converting current clients to the VOC platform. Second, winning new logos from PRC and Press Ganey and third, capitalizing on the VOC installed base by adding value and additional use cases of the platform resulting in increased average contract value. All of these three levers are working well.

This completes our prepared remarks, so operator I will now ask you to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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